Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

March 14, 2006

Financial Contact:  Ronald B. Pigeon, Chief Financial Officer (805) 269-0012

Media Contact: Kevin Moon, Marketing Director (805) 597-6197

MISSION COMMUNITY BANCORP REPORTS 2005 RESULTS

SAN LUIS OBISPO, CA — March 14, 2006 — Mission Community Bancorp (“MCB”) (OTCBB: MISS), today reported full year 2005 net income of $957 thousand, or $1.15 per diluted share, as compared with $1.492 million, or $1.84 per diluted share, for the same period in 2004.  For the fourth quarter of 2005, MCB reported net income of $330 thousand, or $0.40 per diluted share, compared with $515 thousand, or $0.63 per diluted share, for 2004.

As previously reported, MCB’s 2004 results were impacted by two significant unusual transactions: $1.333 million in non-interest income ($784 thousand after taxes) from grants received through the Bank Enterprise Award (“BEA”) program, and a $254 thousand ($149 thousand after taxes) provision for losses on one of the Bank’s investment securities.

Excluding these unusual transactions from the 2004 results, net income for 2005 would have been $100 thousand higher than pro forma 2004 net income and diluted earnings per share would have increased by $0.10 over 2004’s pro forma EPS of $1.05.

The BEA awards were received from the Community Development Financial Institutions Fund of the U.S. Treasury Department, in recognition of the increased levels of financial services MCB’s principal subsidiary, Mission Community Bank (“the Bank”), has provided to economically distressed communities.   President and chief executive officer Anita M. Robinson remarked, “Although no awards or grants were recognized in income in 2005 and we cannot be assured of any future awards or grants, we will continue to seek financial recognition, consistent with our community development activities, to augment our more traditional banking income.”

MCB’s total assets were $156 million as of December 31, 2005, a 12% increase over the prior year of $139 million.  Outstanding loans totaled $119 million, a $16 million, or 16%, increase over the prior year-end.  Deposits increased $15 million, or 13%, over the same year to $128 million at the end of 2005.

Mission Community Bank is locally owned and operated with full service offices in San Luis Obispo, Paso Robles, Arroyo Grande and a Business Banking Center in San Luis Obispo.  As a Department of the Treasury Certified Community Development Financial Institution, Mission Community Bank has been the recipient of several awards for its success in small business lending and community development banking services and is an SBA Preferred Lender.

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Mission Community Bancorp

Selected Financial Results-Unaudited

(in thousands, except share and per-share data)

	Quarter Ended		$	Percent	Year Ended		$	Percent
	12/31/2005	12/31/2004	Increase	Increase	12/31/2005	12/31/2004	Increase	Increase
			(Decrease)	(Decrease)			(Decrease)	(Decrease)

Summary of Operations
Interest income	$2,755	2,000	755	38%	$9,435	7,425	2,010	27%
Interest expense	888	518	370	71%	2,879	1,708	1,171	69%
Net interest income	1,867	1,482	385	26%	6,556	5,717	839	15%
Provision for loan losses	25	25	—	0%	75	280	(205)	-73%
Net interest income after provision	1,842	1,457	385	26%	6,481	5,437	1,044	19%
Non-interest income	(14)	776	(790)	-102%	805	2,638	(1,833)	-69%
Securities gains(losses)	—	—	—	NM	—	(71)	71	NM
Non-interest expense	1,282	1,340	(58)	-4%	5,714	5,494	220	4%
Income before taxes	546	893	(347)	-39%	1,572	2,510	(938)	-37%
Income taxes	216	378	(162)	-43%	615	1,018	(403)	-40%
Net income	$330	515	(185)	-36%	$957	1,492	(535)	-36%

Period End Balances
Earning assets	$145,290	131,164	14,126	11%	$145,290	131,164	14,126	11%
Total loans	119,475	103,0376	16,099	16%	119,475	103,376	16,099	16%
Total assets	156,288	139,294	17,039	12%	156,288	139,249	17,039	12%
Total deposits	127,588	112,836	14,752	13%	127,588	112,836	14,752	13%
Total shareholders’ equity	10,981	10,027	954	10%	$10,981	10,027	954	10%

Per Share Data
Basic earnings per share	0.43	0.67	(0.24)	-36%	$1.25	1.97	(0.72)	-37%
Diluted earnings per share	0.40	0.63	(0.23)	-37%	1.15	1.84	(0.69)	-38%
Average common shares outstanding	652,713	642,599	10,114	2%	646,617	638,750	7,867	1%
Average preferred shares outstanding	120,500	120,500	—	0%	120,500	120,500	—	0%
Basic average shares outstanding	773,213	763,099	10,114	1%	767,117	759,250	7,867	1%
Effective of dilutive stock options	60,084	53,525	6,559	12%	61,459	53,729	7,730	14%
Diluted average shares outstanding	833,297	816,624	16,673	2%	828,576	812,979	15,597	2%
Cash dividends declared per share	$0.12	0.12	—	0%	$0.12	0.12	—	0%

NM = Not Meaningful

Forward Looking Statements

This Form 8-K includes forward-looking information, which is subject to the “safe harbor” created by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act and the Private Securities Litigation Reform Act of 1995.  When the Company uses or incorporates by reference in this Current Report on Form 8K the words “anticipate,” “estimate,” “expect,” “project,” “intend,” “commit,” “believe” and similar expressions, the Company intends to identify forward-looking statements.